NON-COMPETITION AGREEMENT


         This Non-Competition agreement is made and entered into this 8th day of May, 1995, by and between Dan Cohen who resides at Eden Prairie, Minnesota and Aequitron Medical, Inc., a Minnesota corporation which maintains its principal place of business at 14800 28th Avenue North, Minneapolis, Minnesota 55447. The parties to this agreement (Dan Cohen and Aequitron Medical, Inc.) will hereinafter respectively be referred to as "Cohen" and "Aequitron" and this Non-Competition Agreement will hereinafter be referred to as the "Agreement."

         The factual circumstances underlying the execution of this Agreement are:

         A. Cohen is the Chief Executive Officer of CNS, Inc. (hereinafter "CNS"), a Delaware corporation which maintains its principal place of business at 1250 Park Road, Chanhassen, Minnesota 55317.

         B. Cohen is a shareholder of CNS and is the beneficial owner of 378,332 shares representing 4.4 percent of the issued and outstanding common stock of CNS as of the date of this Agreement.

         C. Aequitron has entered into an Asset Purchase Agreement with CNS of even date herewith under which Aequitron is purchasing from CNS for cash those assets of CNS used by CNS in the business of manufacturing, marketing, distributing and selling equipment for the diagnosis of sleep disorders, the terms and conditions of which are more specifically set forth in the Asset Purchase Agreement between CNS and Aequitron (hereinafter the "Purchase Agreement").

         D. The Purchase Agreement contains provisions regarding non-competition and confidentiality as regards the line of business being purchased by Aequitron from CNS under the Purchase Agreement.

         E. A specific condition of Aequitron's agreement to execute and perform the Purchase Agreement is an acknowledgement by Cohen individually that the non-competition and confidentiality provisions of the Purchase Agreement set forth on Paragraphs 4.12 and 4.13 of the Purchase Agreement will be acknowledged as binding upon him for the same period of time and upon the same terms and conditions as set forth in Paragraphs 4.12 and 4.13 of the Purchase Agreement.

         F. Aequitron and Cohen having agreed upon the terms and conditions whereby Cohen individually agrees to be bound by the provisions of Paragraphs
4.12 and 4.13 now desire to memorialize their agreements and understandings in writing.

         NOW, THEREFORE, in consideration of the sum of One Dollar and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged by Cohen, Cohen and Aequitron hereby agree as follows:


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         1.  Cohen in order  to  induce  Aequitron  to enter  into the  Purchase
Agreement hereby agrees to be bound personally by the terms and conditions of Paragraphs 4.12 and 4.13 of the Purchase Agreement.

         2. The provisions and conditions of Sections 4.12 and 4.13 of the Purchase Agreement shall be binding upon Cohen and Aequitron for the period of time set forth in said sections, notwithstanding the termination of his employment, officership, shareholder or director status with CNS.

         3. Cohen acknowledges that the sale of assets by CNS as specified in the Purchase Agreement is beneficial to the future business operations of CNS and more than likely will have a positive impact on the stock price of CNS stock and shareholders' value and thereby should correspondingly inure to the benefit of Cohen individually in light of his personal stock holdings in CNS.

         4. Cohen hereby waives the defense of lack of consideration for entering into this non-competition and confidentiality agreement should be necessary for Aequitron to seek enforcement of same.

         5. A true and correct copy of Sections 4.12 (Non-Compete Agreement) and
4.13 (Confidentiality) as set forth in the Purchase Agreement are attached hereto marked as Exhibit A and incorporated herein by reference.

         IN WITNESS WHEREOF, Cohen and Aequitron have executed this Agreement the day and year first set forth above.

                                                 COHEN:

Date:  May 8, 1995                               /s/ Dan Cohen
                                                 Dan Cohen


                                                 AEQUITRON MEDICAL, INC.

Date:  May 8, 1995                               By /s/ James B. Hickey, Jr.
                                                 Its President and CEO